Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • (763) 551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Larry C. Barenbaum
Interim Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS ELECTS LARRY BARENBAUM

AS INTERIM CHIEF EXECUTIVE OFFICER

Minneapolis, MN, October 19, 2010 — Christopher & Banks Corporation (NYSE: CBK), a Minneapolis based specialty retailer of women’s clothing, announced today the election of Larry Barenbaum as Interim Chief Executive Officer.  Mr. Barenbaum replaces Lorna Nagler, who resigned all positions with the Company to pursue other interests, effective immediately.  Mr. Barenbaum will continue in his role as Chairman and will oversee day-to-day operations while the Company conducts a search for a permanent Chief Executive Officer.

Mr. Barenbaum has served as a member of the Board of Directors of the Company since 1992, and has acted as its Chairman of the Board since 2005.  Mr. Barenbaum has over 25 years of experience in the retail industry, having owned and operated an import, manufacturing and design company that focused on the fashion and retail industry, in addition to serving as a consultant to the special retail and services industry.

Mr. Barenbaum said, “The Board appreciates Lorna Nagler’s hard work to improve the Company’s operations and infrastructure, reduce costs and build our brands during her tenure with the Company.  With her efforts, we have made progress reducing our cost structure and we became, for the first time, a company with true e-Commerce capabilities.  We wish her the best in her next endeavor.”

In connection with Mr. Barenbaum’s election, the Board of Directors also elected Anne L. Jones, a member of the Board of Directors since 2000, to serve as Lead Director.

Ms. Jones said, “On behalf of the Board, we are pleased that Larry has agreed to step into this role, and are confident in his ability to assure a smooth transition as we search for a permanent CEO.”

In addition, the Company also announced that, effective immediately, Susan Connell, Executive Vice President, Chief Merchandise Officer is no longer with the Company.  The Company also announced that Jules Rouse, has been named Senior Vice President, General Merchandise Manager.  Ms. Rouse previously worked in the merchandise area at the Company from 1995 to 2008, most recently as Vice President, General Merchandise Manager.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of October 19, 2010, the Company operates 789 stores in 46 states consisting of 528 Christopher & Banks stores, 257 stores in their plus size clothing division CJ Banks, two dual-concept stores and two outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Keywords:  Petites, Women’s Clothing, Plus Size Clothing, Christopher & Banks, CJ Banks.